UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 Date of Report (Date of earliest event reported): June 10, 2016

CARDIFF INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Blvd, Unit 1400

Ft. Lauderdale, FL 33301

(Address of principal executive offices, including zip code)

(844) 628-2100

(Registrant's telephone number, including area code)

_____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Completion of Acquisition or Disposition of Assets, Change in Directors

Item 2.01 Completion of Acquisition or Disposition of Assets

The information provided in the Introductory Note of this Current Report on Form 8-K is incorporated herein by reference.

As previously disclosed on June 30, 2016, Cardiff international, Inc. (CDIF) completed a forward acquisition agreement to acquire Titancare, LLC and York County In Home Care, Inc. both Pennsylvania At Home Care franchises. The acquisitions are subject to Franchisor approval and the completion of an independent audit.

In connection with the closing of the acquisitions, on the effective date of the signed Forward Acquisition Agreements, June 27 and 29 respectively, a Preferred “G” Class of stock was established with a value of $0.17 per share ("Titan/York County In Home Care” Preferred “G” Class Stock) as consideration. The Preferred “G” Class of stock has a par value $0.001 per share. The preferred share was adjusted as a result of the authorization and declaration of a special distribution to the preferred Titancare and York County In Home Care stockholders at $0.17 per share with a conversion rate of 1 to 1.3 Common Stock, payable to Titan/York County In Home Care shareholders of record as of the close of business on June 27 and 29, 2016 (the "Special Conversion"). The Special Conversion right is granted as a result of the pending closing of the sale of certain interests in assets of Titan/York County In Home Care to certain parties designated by CDIF, which is dated June 27 and 29, 2016 (the "Asset Sale"). Pursuant to the terms of the Acquisition Agreement.

Pending Franchisor approval and the completion of the independent audit, CDIF will issue approximately 977,247 shares of CDIF Preferred “G” Shares to Titancare shareholders and 8,235,294 Preferred “G” Shares of CDIF Preferred “G” Shares to York County In Home Care shareholders as Stock Consideration in the Acquisitions. Based on the price of CDIF’s Common stock as of June 27 and 29, 2016 at $0.17 per share, the acquisition consideration represents an approximate value of $166,132 for Titancare and $1,400,000 for York County In Home Care. Upon Franchisor approval and the completion of the required audit an amended 8K will be filed with audited financials in September 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardiff International, Inc.

By:	/s/ Daniel Thompson
Daniel Thompson Chairman

Dated: August 2, 2016